Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE
Contact Info:
Sandra M. Salah
Sr. Director of Marketing and Investor Relations
SYNNEX Corporation
(510) 668-3715
sandras@synnex.com

SYNNEX Corporation Reports Second Quarter 2005 Results

FREMONT, CA —June 28, 2005 — SYNNEX Corporation (NYSE: SNX), a global IT supply chain services company, today announced financial results for the second quarter of fiscal 2005, ended May 31, 2005.

For the second quarter of fiscal 2005, revenues increased by 9% to $1.35 billion compared to $1.23 billion for the quarter ended May 31, 2004. Net income from continuing operations for the second quarter decreased 2% to $9.9 million, or $0.32 per share, compared with net income of $10.1 million, or $0.33 per share in the prior year quarter.

Including income from discontinued operations and gain on sale of discontinued operations, net income was $22.4 million, or $0.72 per share, in the second quarter of fiscal 2005, compared to $10.2 million or $0.34 per share in the prior year quarter.

Income from discontinued operations, $0.2 million, net of tax, or $0.01 per share, and gain on sale of discontinued operations, $12.3 million, net of tax, or $0.39 cents per share, relate to the sale of the Company’s Japan operations during the second quarter of fiscal 2005. On April 19, 2005, the Company sold approximately 93% of its Japan operations to MCJ Company, Ltd., or MCJ, in exchange for 8,603 shares of MCJ.

Including revenues from the discontinued Japan operations of $24.8 million in the second quarter of fiscal 2005, which were factored into the Company’s previously released guidance, and $41.9 million in the second quarter of fiscal 2004, combined revenues of continuing and discontinued operations increased by 8% to $1.37 billion compared to $1.27 billion for the quarter ended May 31, 2004.

Including income from the discontinued Japan operations of $207,000 after related taxes and excluding the net gain on sale of discontinued operations of $12.3 million and a net mark-to-market gain of $557,000 from the MCJ stock, second quarter net income decreased 7% to $9.5 million, or $0.31 per share, compared with net income in the prior year quarter, of $10.2 million or $0.34 per share, which includes $134,000 of income from discontinued operations.

“We are pleased to have exceeded our revenue guidance and to have delivered income in line with expectations,” said Robert Huang, President and Chief Executive Officer. “As we look toward the second half of the year, we will continue to focus on our core distribution and assembly businesses as well as execute further on our new business investments.”

Second Quarter Financial Notes:

•	Distribution revenues were $1.21 billion, an increase of 12% over the prior year quarter. Contract assembly revenues were $135 million, a decrease of 10% over the prior year quarter.

•	Gross margin was 4.20%, up four basis points from the prior year quarter.

•	Income from operations was $18.4 million, or 1.37% of revenues, versus $18.5 million, or 1.51% of revenues in the prior year quarter.

•	Income from distribution operations was $14.4 million, or 1.19% of revenues, versus $14.4 million, or 1.33% of revenues in the prior year quarter.

•	Income from assembly operations was $4.0 million, or 2.93% of revenues, versus $4.2 million, or 2.78% of revenues in the prior year quarter.

•	Second quarter depreciation and amortization were $1.2 million and $1.0 million, respectively.

Third Quarter Fiscal 2005 Outlook:

The following statements are based on the Company’s current expectations for the third quarter of fiscal 2005. The outlook amounts do not include any impact of stock option expensing, gains or losses from the Company’s investment in MCJ and special charges or restructuring amounts that could be incurred. These statements are forward looking and actual results may differ materially.

•	Revenues are expected to be in the range of $1.36 billion to $1.41 billion.

•	Net income is expected to be in the range of $9.8 million to $10.4 million.

•	Earnings per share are expected to be in the range of $0.32 to $0.34.

The calculation of earnings per share for the third quarter of fiscal 2005 is based on an approximate weighted average diluted share count of 31.0 million.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 5:00 p.m. (EDT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-238-0637 in North America or 703-639-1156 outside North America. The confirmation code for the call is 723832. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until July 12, 2005.

About SYNNEX

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services, demand generation marketing and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

Use Of Non-GAAP Financial Information

To supplement the Company’s consolidated financial statements presented on a GAAP basis, SYNNEX uses non-GAAP additional measures of revenues, net income and net income per share adjusted to exclude the results of the sale of the Company’s ownership of its Japan operations. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and related trends. The non-GAAP results are an indication of the Company’s baseline performance before the results of the sale of the Company’s ownership of its Japan operations that is considered by management to be outside of the Company’s business operational results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding our expectations as to our intent to continue to focus on our core distribution and assembly businesses, expansion of our business model and execution on our new business investments, efforts to increase market share, our expectations of our revenues, and net income and earnings per share for the third quarter of fiscal 2005, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; variations in our levels of excess inventory and doubtful accounts and changes in the terms of OEM supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended February 28, 2005 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

SYNNEX and the SYNNEX logo are trademarks of SYNNEX Corporation or its subsidiaries and should be treated as such. All rights reserved. All other company names mentioned herein are trademarks of their respective owners.

Source: SYNNEX Corporation

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended May 31, 2005	Three Months Ended May 31, 2004	Six Months Ended May 31, 2005	Six Months Ended May 31, 2004
Revenue	$1,346,328	$1,231,208	$2,656,091	$2,405,891
Cost of revenue	1,289,772	1,179,999	2,543,401	2,304,440

Gross profit	56,556	51,209	112,690	101,451
Selling, general and administrative expenses	38,159	32,664	77,871	65,790

Income from operations	18,397	18,545	34,819	35,661
Interest expense and finance charges, net	3,521	1,705	7,331	3,788
Other (income) expense, net	(949)	836	(1,656)	1,157

Income before income taxes and minority interest	15,825	16,004	29,144	30,716
Provision for income taxes	6,006	6,021	11,048	11,367
Minority interest in subsidiaries	(32)	(94)	(58)	(244)

Net income from continuing operations	9,851	10,077	18,154	19,593
Income from discontinued operations, net of tax	207	134	511	271
Gain on sale of discontinued operations, net of tax	12,323	—	12,323	—

Net Income	$22,381	$10,211	$30,988	$19,864

Diluted earnings per share from continuing operations	$0.32	$0.33	$0.58	$0.66

Diluted earnings per share	$0.72	$0.34	$0.99	$0.67

Diluted weighted average common shares outstanding	30,900	30,179	31,201	29,865

Notes to Financial Statements:

On April 19, 2005, SYNNEX sold approximately 93% of its Japan operation to MCJ Company, Ltd., or MCJ, in exchange for 8,603 shares of MCJ. These shares are classified as trading securities for GAAP purposes. The sale of the Japan operation resulted in an after-tax gain of $12,323. Under US GAAP, the Company is required to reclassify Japan’s results of operation from continuing operation to discontinued operations.

The following tables reconcile revenues and income to previously released guidance assuming the Company has included discontinued operations through April 19, 2005, from its former Japan operation, and excluded the mark-to-market gain realized on the securities received from MCJ.

	Three Months Ended May 31, 2005	Three Months Ended May 31, 2004	Six Months Ended May 31, 2005	Six Months Ended May 31, 2004
Revenue - GAAP	$1,346,328	$1,231,208	$2,656,091	$2,405,891
Revenue from discontinued operations	24,815	41,853	64,477	89,321

Revenue from continuing and discontinued operations	$1,371,143	$1,273,061	$2,720,568	$2,495,212

Net Income - GAAP	$22,381	$10,211	$30,988	$19,864
Gain on sale of Japan, net of tax	(12,323)	—	(12,323)	—
Gain on Japan investment, net of tax	(557)	—	(557)	—

	$9,501	$10,211	$18,108	$19,864

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	May 31, 2005	November 30, 2004
Assets
Current assets:
Cash and cash equivalents	$4,951	$28,726
Restricted cash	—	2,020
Short-term investments	27,465	5,051
Accounts receivable, net	327,978	372,604
Receivable from vendors, net	62,182	69,033
Receivable from affiliates	7,166	1,970
Inventories	373,623	408,346
Deferred income taxes	17,254	17,645
Other current assets	11,331	7,599

Total current assets	831,950	912,994

Property and equipment, net	33,412	33,851
Goodwill and intangible assets	43,704	48,722
Deferred income taxes	2,623	1,421
Other assets	4,664	2,709

Total assets	$916,353	$999,697

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under term loans and lines of credit	$61,443	$74,996
Payable to affiliates	73,520	68,977
Accounts payable	294,159	386,638
Accrued liabilities	58,570	62,611
Income taxes payable	14,885	2,837

Total current liabilities	502,577	596,059

Long-term borrowings	1,242	13,074
Long-term liabilities	6,161	17,772
Deferred income taxes	820	1,054

Total liabilities	510,800	627,959

Minority interest in subsidiaries	—	2,082

Stockholders’ equity:
Common stock	29	28
Additional paid-in-capital	154,082	145,423
Accumulated other comprehensive income	8,335	12,086
Retained earnings	243,107	212,119

Total stockholders’ equity	405,553	369,656

Total liabilities and stockholders’ equity	$916,353	$999,697